                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           WESTERN DIGITAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

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
                                Preliminary Copy

[WESTERN DIGITAL LOGO]

Dear Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders to be held at the DoubleTree Hotel, Irvine Spectrum, 90 Pacifica Avenue, Irvine, California 92618 on Thursday, November 29, 2001, at 10:00 a.m. Your Board of Directors and management look forward to welcoming you.

     The Annual Meeting of Shareholders is being held for the following purposes:

     o To elect the seven directors named in the Proxy Statement to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

     o To approve an amendment to the Company's certificate of incorporation to increase the number of authorized shares of the Company's common stock, par value $0.01 per share, from Two Hundred Twenty-Five Million (225,000,000) to Four Hundred Fifty Million (450,000,000) shares.

     o To ratify the selection of KPMG LLP as independent accountants for the Company for the fiscal year ending June 28, 2002.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THESE PROPOSALS.

     Whether or not you are able to attend the meeting, it is important that your shares be represented, no matter how many shares you own. This year you may vote over the Internet, by phone or by mailing a traditional proxy card. We urge you to promptly mark, sign, date and mail your proxy in the envelope provided, or vote electronically via the Internet or by telephone.

     On behalf of the Board of Directors, thank you for your continued support.



/s/ Thomas E. Pardun                              /s/ Matthew E. Massengill
------------------------------                    ------------------------------
    Thomas E. Pardun                                  Matthew E. Massengill
    Chairman of the Board                             President and Chief
                                                      Executive Officer

October [ ], 2001

                                Preliminary Copy

[WESTERN DIGITAL LOGO]

                             20511 Lake Forest Drive
                       Lake Forest, California 92630-7741

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held On November 29, 2001

To the Shareholders of
WESTERN DIGITAL CORPORATION:

     The Annual Meeting of Shareholders of Western Digital Corporation, a Delaware corporation (the "Company"), will be held at the DoubleTree Hotel, Irvine Spectrum, 90 Pacifica Avenue, Irvine, California 92618, on Thursday, November 29, 2001, at 10:00 a.m. for the following purposes:

          1. To elect seven directors to serve until the next Annual Meeting of Shareholders of the Company and until their successors are elected and qualified;

          2. To approve an amendment to the Company's certificate of incorporation to increase the number of authorized shares of the Company's common stock, par value $0.01 per share, from Two Hundred Twenty-Five Million (225,000,000) to Four Hundred Fifty Million (450,000,000) shares;

          3. To ratify the selection of KPMG LLP as independent accountants for the Company for the fiscal year ending June 28, 2002; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on October 2, 2001, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOU ARE URGED TO VOTE YOUR SHARES BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY/VOTING INSTRUCTION CARD OR BY VOTING ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. PLEASE SEE THE ACCOMPANYING INSTRUCTIONS FOR MORE DETAILS ON ELECTRONIC VOTING. RETURNING YOUR PROXY PROMPTLY WILL ASSIST THE COMPANY IN REDUCING THE EXPENSES OF ADDITIONAL PROXY SOLICITATION. SUBMITTING YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                             By Order of the Board of Directors:


                                             /s/ Michael A. Cornelius
                                             -----------------------------------
                                                 Michael A. Cornelius
                                                 Vice President and Secretary

Lake Forest, California
October [ ], 2001

                                TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----

Notice of Annual Meeting of Stockholders
Proxy Statement.....................................................................................       1
Voting..............................................................................................       1
Security Ownership by Principal Shareholders and Management.........................................       2
Proposal 1: Election of Directors...................................................................       4
     Nominees for Election..........................................................................       4
     Committees and Meetings........................................................................       5
     Director Compensation..........................................................................       6
     Executive Compensation.........................................................................       8
     Report of the Compensation Committee...........................................................       8
     Summary Compensation Table.....................................................................      11
     Option/SAR Grants in Last Fiscal Year..........................................................      12
     Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values......      13
Compensation Committee Interlocks and Insider Participation.........................................      14
Stock Performance Graph.............................................................................      15
Section 16(a) Beneficial Ownership Reporting Compliance.............................................      15
Termination of Employment and Change of Control Arrangements........................................      16
Proposal 2: Approval of the Amendment to the Company's Certificate of Incorporation.................      17
     Purpose and Effect of Amendment................................................................      17
     Implementing the Proposed Amendment............................................................      17
Report of the Audit Committee.......................................................................      19
Proposal 3: Ratification of Selection of Independent Public Accountants.............................      19
Shareholder Proposals for 2002......................................................................      20
Other Matters.......................................................................................      20
Annual Reports......................................................................................      20
Delivery of Documents to Shareholders Sharing an Address............................................      20
Voting Via The Internet Or By Telephone.............................................................      20
Expenses of Solicitation............................................................................      21
Exhibit A -- Amendment to Certificate of Incorporation..............................................     A-1
Exhibit B -- Audit Committee Charter................................................................     B-1

                                Preliminary Copy

[WESTERN DIGITAL LOGO]


                             20511 Lake Forest Drive
                       Lake Forest, California 92630-7741

                                ----------------

                                 PROXY STATEMENT

                                ----------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                NOVEMBER 29, 2001

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Western Digital Corporation, a Delaware corporation (the "Company"), for use at the Company's 2001 Annual Meeting of Shareholders to be held on November 29, 2001, at 10:00 a.m. (the "Meeting") and at any and all adjournments and postponements of the Meeting. The Meeting will be held at the DoubleTree Hotel, Irvine Spectrum, 90 Pacifica Avenue, Irvine, California 92618. This Proxy Statement and the accompanying form of proxy/voting instruction card will be mailed to shareholders on or about October 16, 2001.

                                     VOTING

     October 2, 2001 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting. On the Record Date, [___________] shares of the Company's common stock were outstanding. Each share is entitled to one vote on any matter that may be presented for consideration and action by the shareholders at the Meeting. The holders of a majority of the shares of common stock outstanding on the Record Date and entitled to be voted at the Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournments and postponements thereof. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

     For the purposes of Proposal 1, the nominees receiving the greatest number of votes at the Meeting will be elected. Because directors are elected by plurality, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the election of directors. For the purposes of Proposal 2, approval of the amendment to the Company's certificate of incorporation requires the affirmative vote of a majority of the shares of the Company's outstanding common stock. As a result, abstentions and broker non-votes will have the same effect as a vote against approval of Proposal 2. For the purposes of Proposal 3, ratification of the Board of Directors' selection of KPMG LLP to serve as the Company's independent accountants for the fiscal year ended June 28, 2002, requires the affirmative approval of a majority of the shares represented and voting at the Meeting. As a result, abstentions will have the same effect as a negative vote, whereas broker non-votes will have no effect on the outcome of the vote.

     Each proxy/voting instruction card will be voted FOR the following three proposals: (i) election of the seven director nominees named herein, (ii) approval of the amendment to the Company's certificate of incorporation, and
(iii) ratification of the selection of KPMG LLP as the Company's independent accountants for the fiscal year ending June 28, 2002, except that if a shareholder has submitted a proxy/voting instruction card with different voting instructions, the shares will be voted according to the shareholder's direction. Any shareholder has the power to revoke his or her proxy/voting instruction card at any time before it is voted at the Meeting by submitting a written notice of revocation to the Secretary of the Company or by filing a duly executed proxy/voting instruction card bearing a later date. A proxy/voting instruction card will not be voted if the shareholder who executed it is present at the Meeting and elects to vote the shares represented by the proxy in person.

SECURITY OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock and that of its Cameo, Connex, Keen Personal Media and SageTree subsidiaries, as of September 14, 2001, by (i) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of the Company's common stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all current directors and executive officers as a group.

                                              Western Digital                   Cameo                        Connex
                                       --------------------------    --------------------------    --------------------------
                                        Amount and                    Amount and                    Amount and
                                        Nature of                     Nature of                     Nature of
                                        Beneficial     Percent of     Beneficial     Percent of     Beneficial     Percent of
Beneficial Owner                       Ownership(1)     Class(2)    Ownership(1)(3)   Class(4)    Ownership(1)(3)    Class(5)
----------------                       ------------    ----------   ---------------  ----------   ---------------  ----------
Directors:

Peter D. Behrendt(8)(9)..............       95,390          *           20,000           *            140,625          1.9%
I. M. Booth(8)(10)...................      148,072          *           20,000           *             15,000           *
Kathleen A. Cote(8)..................            0                      20,000           *                  0
Henry T. DeNero(8)...................       30,021          *           20,000           *             15,000           *
Roger H. Moore(8)....................       23,438          *           20,000           *             15,000           *
Thomas E. Pardun(8)..................      154,531          *                0                         68,439           *

Executive Officers:

Matthew E. Massengill(11)(12)........    1,365,419          *                0                        140,626          1.9%
Arif Shakeel(12).....................      823,886          *           14,125           *             26,250           *
Teresa A. Hopp(12)...................      356,453          *                0                         28,125           *
Michael A. Cornelius(12).............      507,407          *                0                         42,188           *
Charles W. Frank, Jr.(12)............      230,002          *           14,125           *                  0

All Directors and Executive
Officers as a group (13 persons)
(8)(9)(13)..........................    4,005,155         2.1%        128,250          4.1%          491,253          6.3%

Firsthand Capital Management, Inc.,
125 South Market, Suite 1200,
San Jose, California  95113(14)......   11,163,400         6.0%              0                              0

FMR Corp., 82 Devonshire Street,
Boston, Massachusetts 02109(15)......   11,362,500         6.1%              0                              0

Wellington Management Company,
LLP, 75 State Street, Boston,
Massachusetts 02109(16)..............   22,987,850        12.3%              0                              0

                                                 Keen                        SageTree
                                    ----------------------------   ---------------------------
                                       Amount and                   Amount and
                                       Nature of                     Nature of
                                       Beneficial     Percent of     Beneficial     Percent of
Beneficial Owner                    Ownership(1)(3)    Class(6)    Ownership(1)(3)   Class(7)
----------------                    ---------------   ----------   ---------------  ----------
Directors:

Peter D. Behrendt(8)(9)..............     20,000           *           25,000            *
I. M. Booth(8)(10)...................     20,000           *           25,000            *
Kathleen A. Cote(8)..................     20,000           *                0
Henry T. DeNero(8)...................     20,000           *           25,000            *
Roger H. Moore(8)....................     20,000           *           25,000            *
Thomas E. Pardun(8)..................    165,000          2.0%         54,688            *

Executive Officers:

Matthew E. Massengill(11)(12)........    110,000          1.4%         54,688            *
Arif Shakeel(12).....................     50,000           *           21,875            *
Teresa A. Hopp(12)...................     50,000           *           21,875            *
Michael A. Cornelius(12).............     50,000           *                0
Charles W. Frank, Jr.(12)............          0                            0

All Directors and Executive
Officers as a group (13 persons)
(8)(9)(13)...........................    550,000          6.5%        253,126           3.1%

Firsthand Capital Management, Inc.,
125 South Market, Suite 1200,
San Jose, California  95113(14)......          0                            0

FMR Corp., 82 Devonshire Street,
Boston, Massachusetts 02109(15)......          0                            0

Wellington Management Company,
LLP, 75 State Street, Boston,
Massachusetts 02109(16)..............          0                            0

----------
 *   Represents less than 1% of the outstanding stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise noted, and subject to applicable community property laws, each individual has sole voting and investment power with respect to the shares indicated. Shares of common stock subject to options currently exercisable or exercisable within 60 days after September 14, 2001, are deemed outstanding for computing the share amount and the percentage ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage of any other person.

(2) Applicable percentage of ownership is based on 186,904,832 shares of the Company's common stock outstanding as of September 14, 2001.

(3) Shares represented by options which may be exercised within 60 days after September 14, 2001.

(4) Applicable percentage of ownership is based on 3,006,356 shares of Cameo common stock outstanding as of September 14, 2001.

(5) Applicable percentage of ownership is based on 7,323,121 shares of Connex common stock outstanding as of September 14, 2001.

(6) Applicable percentage of ownership is based on 7,933,350 shares of Keen common stock outstanding as of September 14, 2001.

(7) Applicable percentage ownership is based on 8,000,100 shares of SageTree common stock outstanding as of September 14, 2001.

(8) Includes shares of common stock of the Company which may be acquired within 60 days after September 14, 2001, through the exercise of stock options as follows: Mr. Behrendt (80,031), Mr. Booth (82,031), Mr. DeNero (23,438), Mr. Moore (23,438), and Mr. Pardun (149,531). Does not include shares representing deferred stock units credited to accounts in the Company's Deferred Compensation Plan as of September 14, 2001, as to which they currently have no voting or investment power, as follows: Mr. Behrendt (3,256), Mr. Booth (3,596), Ms. Cote (11,467), Mr. DeNero (22,765), Mr.
     Moore (24,906), and Mr. Pardun (7,688).

(9) Includes 750 shares of common stock of the Company held by Mr. Behrendt's sons, as to which Mr. Behrendt disclaims beneficial ownership.

(10) Includes 49,108 shares of common stock of the Company held by a trust established for the benefit of Mr. Booth's grandchildren, as to which Mr. Booth disclaims beneficial ownership.

(11) Mr. Massengill is also a director of the Company.

(12) Includes shares of common stock of the Company which may be acquired within 60 days after September 14, 2001, through the exercise of stock options as follows: Mr. Massengill (880,277), Mr. Shakeel (408,502) Ms. Hopp (231,453), Mr. Cornelius (348,635) and Mr. Frank (123,208).

(13) Includes 2,570,188 shares of common stock of the Company which may be acquired within 60 days after September 14, 2001, through the exercise of stock options. Does not include 73,678 shares representing deferred stock units credited to accounts in the Company's Deferred Compensation Plan as of September 14, 2001, as to which the holders of such accounts currently have no voting or investment power.

(14) This information is based on a Schedule 13G filed with the Securities and Exchange Commission by Firsthand Capital Management, Inc. on May 23, 2001. Firsthand Capital Management, Inc. beneficially owns 11,163,400 shares of common stock of the Company for which it possesses voting power and dispositive power; Firsthand Funds on behalf of its fund series, beneficially owns 11,163,400 shares of common stock for which it possesses voting power and dispositive power; and Kevin Landis, a control person of Firsthand Capital Management, Inc. and Firsthand Funds, beneficially owns 11,163,400 shares of common stock for which he possesses voting power and dispositive power. Mr. Landis disclaims beneficial ownership of the shares beneficially owned by Firsthand Capital Management, Inc., as investment advisor and Firsthand Funds.

(15) This information is based on a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on February 14, 2001. FMR Corp. beneficially owns 11,362,500 shares of common stock of the Company for which it has dispositive power; Fidelity Management and Research Company, a wholly-owned subsidiary of FMR Corp., beneficially owns 11,362,500 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940; Edward C. Johnson 3d, Chairman of FMR Corp, through his control of Fidelity Management & Research Company and the Fidelity Funds has the power to dispose of 11,362,000 shares owned by the funds. The Fidelity Funds have sole voting power. Members of the family of Edward C. Johnson, including his wife Abigail Johnson, a director of FMR Corp., through their ownership of voting stock of FMR Corp. and execution of a shareholders voting agreement, may be deemed, under the Investment Company Act of 1940, to form a controlling group of FMR Corp.

(16) This information is based on a Schedule 13G filed by Wellington Management Company, LLP with the Securities and Exchange Commission on July 10, 2001. Wellington Management Company, LLP beneficially owns 18,440,830 shares of common stock of the Company with respect to which it possesses shared voting power and 22,987,850 shares of common stock with respect to which it possesses shared dispositive power. On June 6, 2001, Wellington Management Company, LLP purchased from the Company on behalf of its clients, 9,000,000 shares of our common stock at a purchase price of $4.20 per share, which equaled the closing price of our common stock on the New York Stock Exchange on June 5, 2001, net of a 4.25% discount.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The Company's directors are elected at each Annual Meeting of Shareholders. Currently, the authorized number of directors of the Company is seven. At the Meeting, seven directors will be elected to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. The nominees receiving the greatest number of votes at the Meeting up to the number of authorized directors will be elected.

NOMINEES FOR ELECTION

     The nominees for election as directors set forth below are all incumbent directors. Each of the nominees has consented to serve as a director if elected. Unless authority to vote for any director is withheld in a proxy/ voting instruction card, it is intended that each proxy/voting instruction card will be voted FOR such nominees. In the event that, before the Meeting, any of the nominees for director should become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxies. To the Company's knowledge, all the nominees will be available to serve. The Board of Directors recommends that shareholders vote "For" the election of each of the nominees listed below.

     The following biographical information is furnished with respect to each of the seven nominees:

     MATTHEW E. MASSENGILL, 40, has been a director of the Company since January 2000. He assumed the positions of President and Chief Executive Officer on January 13, 2000. From October 27, 1999 until that time he was Chief Operating Officer, and from August 5, 1999 to October 27, 1999, he was Co-Chief Operating Officer. Prior to that time he served for more than five years in various executive capacities within the Company.

     THOMAS E. PARDUN, 57, assumed the position of Chairman of the Board of Directors of the Company on June 13, 2000. He has been a director of the Company since 1993. He is Chairman and CEO of edge2net, an international communications company with a focus on the Asian market. Mr. Pardun retired on July 31, 2000, as President of MediaOne(TM)International, Asia-Pacific, a subsidiary of Media One Group, Inc., a diversified communications company, a position he had held since May 1996. From April 1993 until that time, he served as President and Chief Executive Officer of US WEST Multimedia Communications Group. He is also a director of Exabyte Corporation.

     I. M. BOOTH, 68, has been a director of the Company since 1985. He retired in 1996 after having served as Chairman, President and Chief Executive Officer of Polaroid Corporation from June 1991 to March 1996. He is also a director of John Hancock Mutual Life Insurance Company and State Street Bank & Trust.

     PETER D. BEHRENDT, 62, has been a director of the Company since 1994. He was Chairman of Exabyte Corporation, a manufacturer of computer tape storage products, from January 1992 until January 1998 and was President and Chief Executive Officer from July 1990 to January 1997. He is also a director of Infocus Corporation and Exabyte Corporation.

     KATHLEEN A. COTE, 52, has been a director of the Company since January 2001. Ms. Cote is CEO of Worldport Communications, Inc., a European provider of Internet managed services. She is the former president of Seagrass Partners, a provider of expertise in business planning and strategic development for early stage companies. Until 1998, she served as president and chief executive officer of Computervision Corporation, an international supplier of product development and data management software. Earlier, she served Wang Laboratories, most recently as director of manufacturing; was director of operations for MFE Corporation; and served in various operations and business management positions with CTI Cyrogenics. Ms. Cote is also a director of Worldport Communications.

     HENRY T. DENERO, 55, has been a director of the Company since June 2000. He was Chairman and Chief Executive Officer of HomeSpace, Inc., a provider of Internet real estate and home services from January 1999 until it was acquired by LendingTree, Inc. in August 2000. From July 1995 to that time, he was Executive Vice President and Group Executive, Commercial Payments for First Data Corporation, a provider of information and transaction processing services. Prior to 1995, he was Vice Chairman and Chief Financial Officer of Dayton Hudson Corporation, a general merchandise retailer, and was previously a Director of McKinsey & Company, a management consulting firm. He is also a director of Banta Corporation.

     ROGER H. MOORE, 59, has been a director of the Company since June 2000. He has been President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry, since October 1998, a member of its Board of Directors since July 1998, and was its President and Chief Executive Officer from January 1996 to August 1998. From September 1998 to October 1998, he served as President, Chief Executive Officer and a member of the Board of Directors of VINA Technologies, Inc., a telecommunications equipment company. From November 1994 to December 1995, he served as vice president of major accounts of Northern Telecom. He is also a director of Tut Systems, Inc.

COMMITTEES AND MEETINGS

     The Board of Directors has standing Executive, Audit, Compensation, and Nominating Committees. The membership of these committees is usually determined at the organizational meeting of the Board held in conjunction with the annual meeting of shareholders. The current membership of each committee is as follows, with the chairman of the committee listed first:

     Executive                 Audit             Compensation           Nominating
     Committee               Committee             Committee             Committee
     ---------               ---------           ------------           ----------

Thomas E. Pardun          Henry T. DeNero    Peter D. Behrendt        I. M. Booth
Matthew E. Massengill     I.M. Booth         Roger H. Moore           Thomas E. Pardun
Henry T. DeNero           Kathleen A. Cote   Thomas E. Pardun         Peter D. Behrendt
                          Thomas E. Pardun   I.M. Booth, Alternate

     EXECUTIVE COMMITTEE. Between meetings of the Board, the Executive Committee may exercise all of the powers of the Board (except those powers expressly reserved by applicable law to the Board) in the management and direction of the business and conduct of the affairs of the Company, subject to any specific directions given by the Board.

     AUDIT COMMITTEE. The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries, and has general responsibility for oversight and review of the accounting and financial reporting practices, internal controls and accounting and audit activities of the Company and its subsidiaries. Specifically, the Audit Committee (i) reviews prior to publication the Company's annual financial statements with management and the Company's independent accountants, (ii) reviews with the Company's independent accountants the scope, procedures and timing of the annual audits, (iii) reviews the adequacy and effectiveness of the Company's internal accounting controls; (iv) reviews the scope of other auditing services to be performed by the Company's independent accountants, (v) reviews the independence and effectiveness of the Company's independent accountants, and their significant relationships with the Company, (vi) recommends the retention or appointment of the independent auditor of the Company, which is ultimately accountable to the Board through the Audit Committee, (vii) reviews the adequacy of the Company's accounting and financial personnel resources; (viii) reviews the Audit Committee Charter on an annual basis, (ix) reviews or designates the Chairman of the Committee to review with management and the Company's independent accountants the results of any significant matters identified as a result of the accountants' review procedures prior to filing any Form 10-Q or as soon thereafter as possible, (x) reviews material pending legal proceedings involving the Company and other material contingent liabilities, and (xi) reviews any other matters relative to the audit of the Company's accounts and the preparation of its financial statements that the Committee deems appropriate.

     COMPENSATION COMMITTEE. The Compensation Committee is responsible for approving and reporting to the Board on all elements of compensation for executive officers. The Compensation Committee also reviews and approves various other Company policies and compensation matters and administers the Company's Employee Stock Option Plan, Employee Stock Purchase Plan, Deferred Compensation Plan and Broad-Based Stock Incentive Plan.

     NOMINATING COMMITTEE. The Nominating Committee reviews and makes recommendations to the Board regarding nominees for director and committee assignments. The Nominating Committee will consider nominees recommended by shareholders for election at the Company's 2002 Annual Meeting of Shareholders, so long as such proposal is received by the Secretary of the Company at the Company's principal executive offices no less than 60 days nor more than 120 days prior to the scheduled meeting.

     During fiscal year 2001, there were six meetings of the Board, two meetings of the Executive Committee, six meetings of the Audit Committee, six meetings of the Compensation Committee and no meetings of the Nominating Committee. Each of the current directors attended 75% or more of the total number of meetings of the Board and the meetings of the committees of the Board on which he or she served during the period that he or she served, except as follows: Ms. Cote attended 67% of the total Audit Committee meetings.

DIRECTOR COMPENSATION

     DIRECTOR FEES. Non-employee directors receive an annual retainer in January, or if they join the Board at a later date, they receive a proportion of the annual fee corresponding to the period for which they serve. The annual retainer fee is $35,000. The non-employee directors also receive compensation of $2,500 for each session (day or consecutive days) during which they attend a Board meeting or meeting of a committee of the Board, $500 for each meeting held by telephone conference, and reimbursement of travel expenses. The chairman of each committee of the Board receives an annual retainer of $2,500. Mr. Massengill, who is an employee of the Company, does not receive any compensation for his services as a director or committee chairman.

     FEES FOR SPECIAL SERVICES. On June 13, 2000, Mr. Thomas Pardun assumed the position of Chairman of the Board. In consideration for such appointment and for other special services to be provided to the Company by Mr. Pardun in his capacity as Chairman, and in lieu of the annual retainer and meeting fees normally paid to the Company's outside directors, Mr. Pardun received an annual retainer of $180,000 for the fiscal year ended June 29, 2001.

     NON-EMPLOYEE DIRECTORS STOCK-FOR-FEES PLANS. Under the Company's Non-Employee Directors Stock-for-Fees Plan (the "Stock-for-Fees Plan"), $20,000 of the $35,000 annual retainer fee payable to each non-employee director is paid in the form of shares of the Company's common stock rather than cash. Each non-employee director may elect to receive shares in lieu of any or all of the
(i) remaining $15,000 of the annual retainer fee otherwise payable to him or her in cash for that calendar year, and/or (ii) meeting attendance fees otherwise payable to him or her in cash for that calendar year. At the time of the election for a particular calendar year a non-employee director may also elect to defer the receipt of any cash or stock annual retainer or meeting fees to be paid during the calendar year. A deferral will not change the form (cash or shares) in which the fee is to be paid at the end of the deferral period. Under the Stock-for-Fees Plan, the Company pays a 15% premium in the form of cash to each non-employee director who elects to defer annual retainers or meeting fees to be received in cash and a 25% premium in the form of common stock to each non-employee director who elects to defer annual retainer or meeting fees to be received in common stock. The number of shares of common stock payable is determined by dividing the amount of the cash fee the director would have received by the fair market value of the common stock on the date the cash fee would have been paid. Shares issued under the Stock-for-Fees Plan were: (i) 35,209 plus the 55,644 deferred stock units reported below under "Deferred Compensation Plan" in fiscal year 2001, (ii) 16,676 plus 17,875 deferred stock units in fiscal year 2000; and (iii) 1,448 plus 5,997 deferred stock units in fiscal 1999.

     The maximum aggregate number of shares of common stock that may be issued under the Stock-for-Fees Plan is 400,000 shares, subject to adjustments for stock splits and similar events. The Stock-for-Fees Plan will terminate on December 31, 2002, unless it is terminated by earlier action of the Board. The Board has the power to suspend, discontinue or amend the Stock-for-Fees Plan at any time, subject to shareholder approval, if required under any law or regulation.

     DEFERRED COMPENSATION PLAN. Under the Company's Deferred Compensation Plan, all directors and employees selected for participation by the Compensation Committee are permitted to defer payment of compensation by the Company. Non-employee directors who elect to participate are permitted to defer between a minimum of $2,000 per calendar year and a maximum of 100% of their compensation in cash or deferred stock units payable under the Stock-for-Fees Plan. The deferred stock units carry no voting or investment power. Interest on the deferred cash balances accrues at a rate determined prior to the beginning of each calendar year based upon results of the preceding year, except that beginning in 1998, investment options other than a fixed interest rate were available to participants. The interest rate for calendar years 2001, 2000 and 1999 was 7.4%.

     Pursuant to the terms of the Deferred Compensation Plan, non-employee directors' deferred compensation in the last three fiscal years was as follows:

                               2001            2001             2000           2000           1999           1999
                             Deferred          Cash            Deferred        Cash         Deferred         Cash
Director                  Stock Units(1)    Deferred(2)    Stock Units(3)    Deferred    Stock Units(3)    Deferred
--------                  --------------    -----------    --------------    --------    --------------    --------

Peter D. Behrendt.......           0                 0              0               0           954               0
I. M. Booth.............           0                 0          3,596          14,375             0               0
Kathleen A. Cote........      11,467                 0              0               0             0               0
Henry T. DeNero.........      22,765                 0              0               0             0               0
Roger H. Moore..........      21,412                 0          3,494          10,397             0               0
Thomas E. Pardun........           0           180,000          3,596         310,500           954          30,500

----------

(1) Includes the 25% premium, in the form of common stock, received under the Stock-for-Fees Plan by each non-employee director who elected to defer his or her annual retainer or meeting fees to be received in common stock.

(2) Includes the 15% premium, in the form of cash, received under the Stock-for-Fees Plan by each non-employee director who elected to defer his or her annual retainer or meeting fees to be received in cash. The premium did not apply to the Chairman's fee of $180,000 that Mr. Pardun elected to defer.

(3) Includes the 15% premium, in the form of common stock, received under the Stock-for-Fees Plan effective as of the date of deferral by each non-employee director who elected to defer his or her annual retainer or meeting fees to be received in common stock.

     STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS. The Company has an Amended and Restated Stock Option Plan for Non-Employee Directors (the "Director Plan") under which options to purchase shares of the Company's common stock are granted to the Company's non-employee directors. Pursuant to the Director Plan, non-employee directors are automatically granted an option to purchase shares of common stock upon initial election or appointment to the Board at an exercise price per share equal to the fair market value of the common stock on the date of such initial election or appointment ("Initial Option"). After a non-employee director joins the Board, immediately following each annual meeting of shareholders of the Company, if he or she has served as a director since his or her election or appointment and has been re-elected as a director at such annual meeting, such non-employee director will automatically receive another option to purchase shares of common stock at an exercise price per share equal to the fair market value of common stock on the date of grant ("Additional Option"). The number of shares of common stock underlying each Initial Option is 75,000, and the number of shares of common stock underlying each Additional Option is 10,000. Both Initial Options and Additional Options vest over a period of four years, with 25% vesting on the first anniversary of the grant date and 6.25% vesting at the end of each fiscal quarter thereafter. Initial Options and Additional Options vest only if the optionee has remained a director for the entire period from the grant date to the vesting date, unless the director retired after reaching age 55, provided at least 4 years of service to the Company, and does not render services to a competitor of the Company, in which case all options shall immediately vest and be exercisable for a three year period after such director's retirement. The maximum aggregate number of shares of common stock that may be issued upon exercises of options granted under the Director Plan is 2,600,000, subject to adjustments for stock splits and similar events.

     SPECIAL STOCK GRANTS. For services rendered as directors, in fiscal 2001 the Company granted to its non-employee directors options to purchase shares of common stock in its subsidiaries Cameo and Keen. Options to purchase shares of common stock of Cameo were issued to each of the Company's non-employee directors, excluding Mr. Pardun. Mr. Pardun and Mr. Massengill, who also serve as directors of Cameo, each received 100,000 options in connection with his services to Cameo. The options were granted pursuant to the Cameo 2000 Stock Incentive Plan, and each of the options was issued at an exercise price equal to the fair market value on the date of grant, as determined by the Board of Directors of Cameo, and vests as follows: the options of Mr. Pardun and Mr. Massengill at 20% of the total option shares granted after one year from the date of grant and an additional 2.75% at the end of each consecutive month thereafter; and all remaining options of the non-employee directors at 100% of the total option shares granted on the date of grant. Options to purchase 20,000 shares of common stock of Keen were issued to each of the Company's non-employee directors, excluding Mr. Pardun. Mr. Pardun and Mr. Massengill, each of whom also serves as a director of Keen, received options to purchase 165,000 shares and 110,000 shares, respectively, for their services to Keen. The options were granted pursuant to the Keen 2000 Stock Incentive Plan, and each of the options was issued at an exercise price equal to the fair market value on the date of grant, as determined by the Board of Directors of Keen, and vests as follows: the options of Mr. Massengill and Mr. Pardun at 25% of the total option shares granted on each of the first four anniversaries of the date of grant; and all remaining options of the non-employee directors at 100% of the total option shares granted on the date of grant.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee, which is composed entirely of non-employee directors, is responsible for approving and reporting to the Board on all elements of compensation for elected executive officers. The Committee also reviews and approves various other Company compensation policies and matters and administers the Company's Employee Stock Option Plan, Broad-Based Stock Incentive Plan, 1993 Employee Stock Purchase Plan and Deferred Compensation Plan.

     The Committee has furnished the following report on executive compensation. This report is being included pursuant to the Securities Exchange Commission ("SEC") rules designed to enhance disclosure of public companies' executive compensation policies. This report addresses the Company's policies for fiscal year 2001 as they affected the Company's Chief Executive Officer and its other executive officers, including the named executive officers in this Proxy Statement. This report shall not be deemed "soliciting material" or to be filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Securities Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.


COMPENSATION PHILOSOPHY

     The Company's executive compensation programs are based on the belief that the interests of the executives should be closely aligned with the Company's shareholders. To support this philosophy, a significant portion of each executive's compensation is placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of short-term and long-term value for the Company's shareholders. The Company's compensation policies and programs are designed to:

     o Attract, develop, reward and retain highly qualified and productive individuals;

     o Motivate executives to improve the overall performance and profitability of the Company, as well as the business group for which each is responsible, and reward executives only when specific measurable results have been achieved;

     o Encourage accountability by determining salaries and incentive awards based on each executive's individual performance and contribution;

     o Tie incentive awards to the performance of the Company's common stock to further reinforce the linkage between the interests of the shareholders and the executives; and

     o Ensure compensation levels that are both externally competitive and internally equitable.

     In furtherance of these goals, the Company's executive compensation policies, plans and programs consist of base salary, annual incentive compensation, stock option grants, restricted stock grants, long-term retention awards, a deferred compensation plan and other benefits.

     The Committee considers all elements of compensation and the Company's compensation philosophy when determining individual components of pay. The Committee does not follow any principles in a mechanical fashion; rather, the members use their experience and judgment in determining the mix of compensation for each individual. In addition to the experience and knowledge of the Committee and the Company's Human Resources staff, the Committee utilizes the services of independent human resources consultants who provide competitive data from independent survey sources of peer companies in competition for similar management talent. The surveys include data from direct competitors of the Company and from other companies in the high-technology industry with similar size and performance characteristics. Most of the companies included in these surveys are also included in the Hambrecht & Quist Computer Hardware Index (see "Performance Graph").

     While there is no specific formula that is used to set pay in relation to this market data, executive officer base salary and individual bonus target amounts are generally set at the median total cash compensation level for comparable jobs in the marketplace. However, depending upon the Company's business groups' performance against predetermined financial and non-financial goals, amounts paid under the Company's performance-based compensation program may lead to total cash compensation levels that are lower or higher than the median levels for comparable jobs. The Committee also reviews the compensation levels of the executive officers for internal consistency.

     The Company intends to provide a total compensation opportunity for executive officers that is above average, but with an above-average amount of the total compensation opportunity at risk and dependent upon Company performance. In all cases, the Committee considers the total potential compensation payable to each of the executive officers when establishing or adjusting any element of his or her compensation package.

EXECUTIVE COMPENSATION COMPONENTS

     The Company's executive compensation package consists primarily of the following components:

     BASE SALARY. Executive base salaries are reviewed annually, and base salary levels are generally targeted at or below the median of competitive data. The base salaries of individual executives can and do vary from this salary benchmark based on such factors as the competitive environment, the executive's experience level and scope of responsibility, current performance, future potential and the overall contribution of the executive. The Committee exercises its judgment based on all the factors described above in making its decisions. No specific formula is applied to determine the weight of each criterion.

     ANNUAL INCENTIVE AWARDS. The Team-Based Incentive Plan ("TBIP") formally links cash bonuses for executive officers and other participating employees to the Company's operating performance. The TBIP is reviewed biannually and approved early in the fiscal year by the Committee and the Board of Directors. For fiscal year 2001, the TBIP was weighted towards operating results at the corporate and business unit level and on key operational measures that included primarily financial performance metrics, business unit specific goals and Company operational goals.

     The Committee establishes target awards under the Plan for each executive officer, expressed as a percentage of base salary. The Committee then bi-annually establishes operating and financial performance goals under the Plan, and the bonus pool payable under the Plan for each bi-annual period can vary from 0% to 200% of the aggregate target bonuses, depending upon the Company's performance against pre-established goals. Individual awards to executive officers can vary from their targets, depending upon the size of the bonus pool and the performance of the individual executive officers. Because the Company did not achieve all of the financial and operational goals in fiscal 2001, TBIP cash awards equivalent only to approximately 27% of the target awards were made to executive officers for the six months ended December 31, 2000 and 80% of the target awards were made to executive officers for the six months ended June 29, 2001.

     STOCK OPTIONS AND RESTRICTED STOCK GRANTS. The Committee views the grant of stock options and restricted stock to be a key long-term incentive reward program. Executive officers, as well as other employees, are eligible to receive periodic grants of incentive stock options and non-qualified stock options pursuant to the Company's Employee Stock Option Plan and are eligible to receive options, restricted stock and other stock-based compensation under the Company's Broad-Based Stock Incentive Plan. Stock options are granted with an exercise price equal to the fair market value per share of the Company's common stock on the date of grant, and the restricted stock is granted at the fair market value of the Company's common stock on the date of the grant. Vesting periods for the options and restricted stock are utilized to encourage retention of executive officers and reward long-term commitment to the Company. The Employee Stock Option Plan prohibits the repricing of options. The Committee believes that, because options are granted with an exercise price per share equal to the market value of the common stock on the date of grant and the restricted stock is granted at the fair market value of the common stock on the date of the grant, they are an effective incentive for officers to create value for the Company's shareholders and are an excellent means of rewarding executives who are in a position to contribute to the Company's long-term growth and profitability.

     While all executive officers are eligible to receive stock options or restricted stock, the award of any stock option or restricted stock grant, as well as the size of the grant each executive receives, is determined by the Committee. The Committee reviews with the Vice President of Human Resources and the Chief Executive Officer (except in each case of his own stock option or restricted stock grants) and approves individual stock option and restricted stock grants for each of the Company's executive officers, including the named executive officers. The amount of each executive's stock option and restricted stock grant is determined by the Committee based upon the executive's individual performance, the executive's current compensation package, the value of the executive's unvested stock options and restricted stock, comparable company and competitive company practices, and the Committee's appraisal of the executive's anticipated long-term future contribution to the Company. The stock options and restricted stock granted to the named executive officers in fiscal year 2001 are set forth in the Summary Compensation and Option Grants tables.

     LONG-TERM RETENTION AWARDS. The Committee believes that long-term incentives should be related to improvement in long-term shareholder value, thereby creating a mutuality of interest with the Company's shareholders. In fiscal year 1996, the Company adopted an executive retention program through which the Company granted cash awards to key employees whose retention is deemed critical to the Company's future success. The purpose of the program is to retain participants by providing a significant incremental opportunity for capital accumulation and to focus participants on increasing the value of the Company's common stock. The awards granted prior to July 1998 were granted in an initial base amount which fluctuated up or down according to a formula based on the average price of the Company's common stock over the preceding twelve months. These awards generally vest and are paid over a four-year period as follows: 10% at the end of the second year, 25% at the end of the third year and 65% at the end of the fourth year. As of July 1, 1998, by agreement with the participants, any portion of the participants' existing awards which was unvested was fixed at an amount based on the closing price of the Company's common stock on July 1, 1998. As consideration for giving up the right to future possible appreciation resulting from an increase in the value of the Company's common stock, and to continue the mutuality of interest with the Company's shareholders, the participants received additional stock option grants. Commencing in July 1998, awards under the executive retention program consisted of a cash award and a stock option grant. The awards (cash and stock options) vest in accordance with schedules designed to maximize the retention value of the awards to the executives receiving the awards. No long-term incentive awards were made to the named executive officers in fiscal year 2001 and the Company discontinued grants of long term cash incentive awards in favor of grants of restricted stock.

     BENEFITS. Benefits offered to executive officers serve a different purpose than do the other elements of total compensation. In general, they provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to executives are largely those that are offered to the general employee population, with some variation, primarily with respect to the availability of expanded medical benefits for the executive officers. The Committee believes that the compensation paid or payable pursuant to the non-qualified deferred compensation plan, life insurance benefits and the benefit plans available to regular employees generally is competitive with the benefit packages offered by comparable employers. From time to time, the Company's Human Resources Department obtains data to ensure that such benefit plans and programs remain competitive and reports its findings to the Committee.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Massengill was elected President and Chief Executive Officer of the Company by the Board of Directors in January 2000. His compensation package has been designed to encourage both short-term and long-term performance of the Company as well as align his interests with the interests of the shareholders. The majority of his compensation, including stock options, annual incentive bonuses and long-term retention awards, is at-risk. He does not have an employment contract. The process of establishing the compensation for the Chief Executive Officer's compensation and the criteria examined by the Committee parallel the process and criteria used in establishing compensation levels for the other executive officers. The Company's overall performance and Mr. Massengill's individual performance are critical factors in the Committee's determination.

     Mr. Massengill's base salary was set at $650,000, commencing in August 2001. The incentive awards paid to Mr. Massengill for fiscal year 2001 totaled $350,000. During fiscal year 2001, he received stock option grants under the Employee Stock Option Plan totaling 500,000 shares. He also received a grant of 475, 000 shares of restricted stock. He was also granted options to purchase stock in the Company's Cameo and Keen subsidiaries. The majority of these options vest over four years. The Committee's decisions regarding Mr. Massengill's stock option grants and restricted stock grants were based on its subjective assessment of his performance and of the importance of his leadership to the Company's plans for expanding beyond the traditional markets for hard drives and regaining leadership in the hard drive market, and his ability to enhance value for the Company's shareholders, as well as its expectations for his future contributions in leading the Company.

POLICY REGARDING SECTION 162 OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company's Chief Executive Officer or any of the four other most highly compensated executive officers. Certain performance-based compensation, however, is exempt from the deduction limit. It is the Committee's intention that, so long as it is consistent with its overall compensation objectives and philosophy, executive compensation will be deductible for federal income tax purposes. The Employee Stock Option Plan has been structured so that any taxable compensation derived pursuant to the exercise of options granted under such plan should not be subject to these deductibility limitations. Bonuses under the Company's TBIP and cash awards under the executive retention program do not satisfy all the requirements of Section 162(m), but the Committee has determined that these plans are in the best interests of the Company and its shareholders since the plans permit the Company to recognize an executive officer's contribution as appropriate.

          COMPENSATION COMMITTEE

          Peter D. Behrendt, Chairman
          Roger H. Moore
          Thomas E. Pardun

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid to those persons who served as the Company's Chief Executive Officer in fiscal 2001 and the four other most highly paid executive officers who were serving as executive officers at the end of fiscal 2001 (collectively, the "Named Executive Officers"). The table includes the dollar value of base salary, bonus earned, option awards (shown in number of shares) and certain other compensation, whether paid or deferred.

                                                                         Long-Term Compensation
                                                             ----------------------------------------------
                                                                          Awards                    Payouts
                                                             -----------------------------------    -------
                                   Annual Compensation                             Securities
                                -------------------------                          Underlying        LTIP        All Other
                                        Salary     Bonus     Restricted Stock    Options/SARs**     Payout     Compensation
Name and Principal Position     Year     ($)        ($)         Awards ($)*            (#)            ($)           ($)
---------------------------     ----   -------    -------    ----------------    --------------     -------    ------------
Matthew E. Massengill .....     2001   640,385    350,000       1,543,750            710,000(1)     875,000       3,375(11)
  President and Chief           2000   449,039    131,500           --               781,038(2)     225,800      62,181
  Executive Officer             1999   331,923          0           --               281,548        193,000     168,534

Arif Shakeel(3) ...........     2001   433,481    206,500         812,500            400,000(4)     325,000           0
  Executive Vice President,     2000   317,308     61,000           --               395,351(5)           0     170,214
  Chief Operating Officer

Teresa A. Hopp(3) .........     2001   348,077    123,000         406,250            200,000(6)     300,000           0
  Senior Vice President,        2000   271,538     53,000           --               233,170(7)           0       1,070
  Chief Financial Officer

Michael A. Cornelius ......     2001   273,077     96,500         325,000            150,000(8)     242,100       2,480(11)
  Vice President, Law and       2000   248,461     41,000           --               158,774(9)      93,100       2,000
  Administration                1999   230,000          0           --                96,300         83,000      14,440

Charles W. Frank(3) .......     2001   253,961     74,500         325,000            240,000(10)     25,000       2,513(11)
  Vice President, Chief         2000   160,167     24,166           --                10,354              0      20,960
   Technology Officer

----------

  * All restricted stock awards were granted under the Company's Broad-Based Stock Incentive Plan. The Broad-Based Stock Incentive Plan is administered by the Compensation Committee, which has broad discretion and authority to construe and interpret the plan. All these restricted stock grants vest 40% on January 1, 2003 and 60% on January 1, 2004. Based on the $4.00 closing price of the Company's common stock on June 29, 2001, the number and value of the aggregate restricted stock holdings of the Named Executive Officers on that date were as follows: Mr. Massengill: 475,000 shares, $1,900,000; Mr. Shakeel: 250,000 shares, $1,000,000; Ms. Hopp: 125,000 shares,
     $500,000; Mr. Cornelius: 100,000 shares, $400,000; and Mr. Frank: 100,000 shares, $400,000. All of these shares of restricted stock were granted in fiscal 2001 and all shares granted remain unvested. Dividends are payable on shares of restricted stock held by executives of the Company at the same rate and time and in the same form in which dividends are payable on other outstanding shares of the Company's common stock.

 **  The Company does not grant Stock Appreciation Rights.

(1) Includes options granted to Mr. Massengill to purchase 500,000 shares of common stock of the Company, options to purchase 100,000 shares of common stock of Cameo and options to purchase 110,000 shares of common stock of Keen.

(2) Includes options granted to Mr. Massengill to purchase 506,038 shares of common stock of the Company, options to purchase 125,000 shares of common stock of SageTree and options to purchase 150,000 shares of common stock of Connex.

(3) Information for Ms. Teresa Hopp, Mr. Arif Shakeel and Mr. Charles Frank is provided for fiscal 2001 and fiscal 2000, the year during which Ms. Hopp, Mr. Shakeel and Mr. Frank first became executive officers.

(4) Includes options granted to Mr. Shakeel to purchase 300,000 shares of common stock of the Company, options to purchase 50,000 shares of common stock of Cameo and 50,000 shares of common stock of Keen.

 (5) Includes options granted to Mr. Shakeel to purchase 315,351 shares of common stock of the Company, options to purchase 50,000 shares of common stock of SageTree and options to purchase 30,000 shares of common stock of Connex.

 (6) Includes options granted to Ms. Hopp to purchase 150,000 shares of common stock of the Company and options to purchase 50,000 shares of common stock of Keen.

 (7) Includes options granted to Ms. Hopp to purchase 153,170 shares of common stock of the Company, options to purchase 50,000 shares of common stock of SageTree and options to purchase 30,000 shares of common stock of Connex.

 (8) Includes options granted to Mr. Cornelius to purchase 100,000 shares of common stock of the Company and options to purchase 50,000 shares of common stock of Keen.

 (9) Includes options granted to Mr. Cornelius to purchase 113,774 shares of common stock of the Company and options to purchase 45,000 shares of common stock of Connex.

(10) Includes options granted to Mr. Frank to purchase 190,000 shares of common stock of the Company and options to purchase 50,000 shares of common stock of Cameo.

(11) The amounts disclosed for fiscal year 2001 include the Company's matching contributions to the Retirement Savings and Profit Sharing Plan on behalf of Mr. Massengill ($3,375), Mr. Cornelius ($2,480) and Mr. Frank ($2,513).

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options to purchase common stock of the Company, Cameo and Keen Personal Media granted to the Named Executive Officers during fiscal year 2001.

                                                     Individual Grants*
                                    ------------------------------------------------------      Potential Realizable
                                      Number Of     % Of Total                                 Value At Assumed Annual
                                     Securities    Options/SARs                                 Rates of Stock Price
                                     Underlying     Granted to     Exercise                         Appreciation
                                    Options/SARs     Employees      or Base                       for Option Term**
                                       Granted       in Fiscal       Price      Expiration    ----------------------------
Name                      Issuer         (#)           Year         ($/sh)         Date          5%($)            10%($)
----                      ------    ------------   ------------    --------     ----------    ------------    ------------
Matthew E. Massengill...  Company    500,000(1)         6.5          6.00        10/27/10       1,886,684       4,781,227
                          Cameo      100,000(2)         2.7          0.05         2/19/11           3,144           7,969
                          Keen       100,000(3)         1.1          0.05        10/17/10           3,144           7,969
                          Keen        10,000(3)         0.1          0.07        05/23/11             440           1,116

Arif Shakeel............  Company    300,000(1)         3.9          6.00        10/27/10       1,132,010       2,868,736
                          Cameo       50,000(2)         1.3          0.05         7/31/10           1,572           3,984
                          Keen        50,000(4)         0.6          0.07          2/7/11           2,201           5,578

Teresa A. Hopp..........  Company    150,000(1)         1.9          6.00        10/27/10         556,005       1,434,368
                          Keen        50,000(4)         0.6          0.07          2/7/11           2,201           5,578

Michael A. Cornelius....  Company    100,000(1)         1.3          6.00        10/27/10         377,337         956,245
                          Keen        50,000(4)         0.6          0.07          2/7/11           2,201           5,578

Charles W. Frank........  Company     40,000(5)         0.5          4.31         7/26/10         108,484         274,921
                          Company    150,000(1)         1.9          6.00        10/27/10         566,005       1,434,368
                          Cameo       50,000(2)         1.3          0.05         7/31/10           1,572           3,984

----------

 * All options to purchase shares of common stock of the Company were granted under the Company's Employee Stock Option Plan and were granted at fair market value on date of grant. All options have a term of 10 years, subject to earlier lapse in connection with termination of employment. The Employee Stock Option Plan is administered by the Compensation Committee, which has broad discretion and authority to construe and interpret the plan. The Company does not grant Stock Appreciation Rights.

     All options to purchase shares of common stock of SageTree were granted under the SageTree 2000 Stock Incentive Plan and were granted at fair market value on date of grant. All options have a term of 10 years, subject to earlier lapse in connection with termination of employment. The plan is administered by the board of directors of SageTree, which has broad discretion and authority to construe and interpret the plan. SageTree does not grant Stock Appreciation Rights.

     All options to purchase shares of common stock of Connex were granted under the Connex 1999 Stock Incentive Plan and were granted at fair market value on date of grant. All options have a term of 10 years, subject to earlier lapse in connection with termination of employment. The plan is administered by the board of directors of Connex, which has broad discretion and authority to construe and interpret the plan. Connex does not grant Stock Appreciation Rights.

     All options to purchase shares of common stock of Cameo were granted under the Cameo 2000 Stock Incentive Plan and were granted at fair market value on date of grant. All options have a term of 10 years, subject to earlier lapse in connection with termination of employment. The plan is administered by the board of directors of Cameo, which has broad discretion and authority to construe and interpret the plan. Cameo does not grant Stock Appreciation Rights.

     All options to purchase shares of common stock of Keen were granted under the Keen 2000 Stock Incentive Plan and were granted at fair market value on date of grant. All options have a term of 10 years, subject to earlier lapse in connection with termination of employment. The plan is administered by the board of directors of Keen, which has broad discretion and authority to construe and interpret the plan. Keen does not grant Stock Appreciation Rights.

** Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. Actual gains, if any, are dependent on the future market price of the common stock.

(1) These options to purchase shares of common stock of the Company become exercisable as to 25% of the total number of shares granted after six months from date of grant, 25% after twelve months from date of grant, 25% after twenty-four months from date of grant and 25% after thirty-six months from date of grant.

(2) These options to purchase shares of common stock of Cameo become exercisable as to 20% after twelve months from date of grant and 2.75% monthly thereafter.

(3) These options to purchase shares of common stock of Keen vest as to 25% after twelve months from date of grant and 25% annually thereafter. The options are currently fully exercisable for restricted stock that until vested will be subject to repurchase in the event of termination of the optionee's services.

(4) These options to purchase shares of common stock of Keen vest as to 25% after twelve months from date of grant and 2.0834% monthly thereafter. The options are currently fully exercisable for restricted stock that until vested will be subject to repurchase in the event of termination of the optionee's services.

(5) These options to purchase shares of common stock of the Company become exercisable as to 25% after one year from date of grant and 6.25% quarterly thereafter.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth the number of shares covered by exercisable and unexercisable options held by the Named Executive Officers on June 29, 2001, and the aggregate gains that would have been realized had these options been exercised on June 29, 2001, even though these options were not exercised, and the unexercisable options could not have been exercised, on June 29, 2001. No options were exercised by the Named Executive Officers during fiscal 2001.

                                              Number of Securities            Value of Unexercised
                                             Underlying Unexercised               In-the-Money
                                                  Options/SARs*                   Options/SARs*
                                              At Fiscal Year End(#)           At Fiscal Year End($)
                                           ----------------------------    ---------------------------
Name                                       Exercisable    Unexercisable    Exercisable   Unexercisable
----                                       -----------    -------------    -----------   -------------
Matthew E. Massengill................         660,591        792,289          100,379       29,687(1)
                                               39,063         85,937            6,641       14,609(2)
                                               89,063         60,937           29,391       20,109(3)
                                                    0        100,000                0            0(4)
                                              110,000              0            2,000            0(5)

Arif Shakeel.........................         258,827        481,524           56,291       17,813(1)
                                               15,625         34,375            2,656        5,844(2)
                                               15,000         15,000                0            0(3)
                                                    0         50,000                0            0(4)
                                               50,000              0                0            0(5)

Teresa A. Hopp.......................         175,203        237,667           41,242       34,375(1)
                                               15,625         34,375            2,656        5,844(2)
                                               18,750         11,250            6,188        3,713(3)
                                               50,000              0                0            0(5)

Michael A. Cornelius.................         304,027        137,827           56,032       17,813(1)
                                               28,125         16,875            9,281        5,569(3)
                                               50,000              0                0            0(5)

Charles W. Frank.....................          70,703        159,348            8,743        2,375(1)
                                                    0         50,000                0            0(4)

----------
 *   The Company does not grant Stock Appreciation Rights.

(1) These amounts represent the difference between the exercise price of in-the-money options and the market price of the Company's common stock on June 29, 2001, the last trading day of fiscal 2001. The closing price of the common stock on that day on the New York Stock Exchange was $4.00. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

(2) These amounts represent the difference between the exercise price of in-the-money options and the fair market value of SageTree's common stock on June 29, 2001, as determined by its Board of Directors, which was $0.37.

(3) These amounts represent the difference between the exercise price of in-the-money options and the fair market value of Connex's common stock on June 29, 2001, as determined by its Board of Directors, which was $0.58.

(4) These amounts represent the difference between the exercise price of in-the-money options and the fair market value of Cameo's common stock on June 29, 2001, as determined by its Board of Directors to be $0.05.

(5) These amounts represent the difference between the exercise price of in-the-money options and the fair market value of Keen's common stock on June 29, 2001, as determined by its Board of Directors to be $0.07.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Messrs. Behrendt, Booth, Moore, and Pardun. No current member of the Compensation Committee is a current or former officer or employee of the Company. There are no Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and Board members who serve as executive officers or board members of such other entities.

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return of the Company's common stock with the cumulative total return of the S&P 500 Index and the Hambrecht & Quist Computer Hardware Index for the five years ended June 29, 2001. The graph assumes that $100 was invested on July 1, 1996, in the common stock and each index and that all dividends were reinvested. The Company declared a two-for-one stock split payable in the form of a stock dividend to shareholders of record on May 20, 1997. No cash dividends have been declared on the Company's common stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                 [GRAPH DEPICTING TOTAL RETURN TO STOCKHOLDERS]

TOTAL RETURN ANALYSIS

                              6/29/96     6/28/97     6/27/98     7/3/99      6/30/00     6/29/01
                              --------   ---------   ---------   ---------   ---------   ---------
Western Digital Corporation   $ 100.00   $  242.18   $   90.52   $   51.30   $   40.24   $   31.79
H&Q Computer Hardware Index   $ 100.00   $  153.21   $  217.25   $  374.92   $  626.58   $  337.34
S&P 500 Index                 $ 100.00   $  134.77   $  175.15   $  217.04   $  229.67   $  193.91

     This graph shall not be deemed "soliciting material" or to be filed with the SEC, nor shall it be incorporated by reference into any past or future filing under the Securities Act or the Securities Exchange Act, except to the extent the Company specifically incorporates it by refererence into such filing.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the directors and executive officers of the Company and persons who own more than ten percent (10%) of the Company's common stock are required to report their initial ownership of the Company's equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any late filings during fiscal year 2001. To the Company's knowledge, based solely on its review of the copies of such reports required to be furnished to the Company during fiscal year 2001 and the responses to annual directors and officers questionnaires, all of these reports were timely filed, except for one Form 4 for Arif Shakeel which was inadvertently filed ten days late and which reported the acquisition by Mr. Shakeel of 150,000 shares of the Company's common stock through his individual retirement account.

          TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     On June 12, 2001, the Company announced the resignation of Ms. Teresa Hopp. In connection with Ms. Hopp's resignation, the Company entered into a letter agreement with Ms. Hopp on July 5, 2001 setting forth the terms of Ms. Hopp's separation from the Company (the "Hopp Agreement"). Under the Hopp Agreement, Ms. Hopp will resign from all of her positions with the Company and its subsidiaries effective as of Friday, September 28, 2001; provided, however, that Ms. Hopp will continue to receive her $375,000 annual salary and certain employee benefits until September 27, 2002, and except that Ms. Hopp will only be entitled to receive half of any distribution to which she would otherwise be entitled under the Company's Team-Based Incentive Plan for the six-month period ending December 31, 2001 at which time her ability to participate in the TBIP will terminate. In addition, Ms. Hopp will be entitled to receive a $100,000 transition retention payment within thirty days of September 28, 2001, contingent upon Ms. Hopp performing her normal and customary duties through September 28, 2001. Subject to Ms. Hopp's compliance with the terms of the Hopp Agreement including Ms. Hopp's agreement that for a period of one year, she will not provide services to designated businesses and will not solicit for employment designated employees, all of the stock options and restricted stock currently held by Ms. Hopp in the Company and its subsidiaries will continue to vest through September 27, 2002, and Ms. Hopp's stock options will be exercisable for a period of three years thereafter. All stock options and restricted stock that have not vested as of September 27, 2002 will be canceled as of such date. The Hopp Agreement also provides (i) for the release of the Company and its subsidiaries by Ms. Hopp of certain claims related to her relationship with the Company and its subsidiaries, the termination of that relationship and the purchase by Ms. Hopp of the Company's securities, and (ii) for the Company to indemnify Ms. Hopp, to the extent indemnification is available to other executive officers, in connection with any claim arising from any act of Ms. Hopp during the course of her employment with the Company. The Hopp Agreement is filed as Exhibit ____ to the Company's Annual Report on Form 10-K, filed September __, 2001.

CHANGE IN CONTROL SEVERANCE PLAN

     Effective March 29, 2001, the Company's Board of Directors adopted a Change of Control Severance Plan covering certain executives of the Company and its subsidiaries, including each of the Named Executive Officers. The Change of Control Plan provides for payment of severance benefits to each participating executive officer in the event of termination of his or her employment in connection with a change of control of the Company. The plan provides for two levels of severance benefits. The severance benefits are payable if the Company and its subsidiaries terminate the employment of the executive officer without cause or the employee voluntarily terminates his or her employment for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place, or breach of the plan by the Company or any successor) within one year after a change of control or prior to and in connection with, or in anticipation of, such a change. The plan is effective until March 29, 2006, and may be extended by the Board of Directors until March 27, 2011.

     For each of the Named Executive Officers and other executive officers of the Company subject to Section 16 of the Exchange Act, the severance benefits generally consist of the following:

          (1) a lump sum payment equal to two times the executive officer's annual base compensation plus the target bonus as in effect immediately prior to the change in control or as in effect on the date of notice of termination of the executive officer's employment with the Company, whichever is higher;

          (2) 100% vesting of any non-vested stock options granted to the executive officer by the Company;

          (3) potential extension of the period in which the executive officer's options may be exercised to the longer of (a) 90 days after the date of termination of his or her employment with the Company and (b) the period specified in the plan or agreement governing the options;

          (4) continuation for a period of 24 months of the same or equivalent life, health, hospitalization, dental and disability insurance coverage and other employee insurance or welfare benefits, including equivalent coverage for his or her spouse and dependent children, and a car allowance equal to what the executive officer was receiving immediately prior to the change in control, or a lump sum payment equal to the cost of obtaining coverage for 24 months if the executive officer is ineligible to be covered under the terms of the Company's insurance and welfare benefits;

          (5) a lump sum payment equal to the amount of in-lieu payments that the executive officer would have been entitled to receive during the 24 months after termination of his or her employment if the executive officer, prior to the change in control, was receiving any cash-in-lieu payments designed to enable the executive officer to obtain insurance coverage of his or her choosing; and

          (6) acceleration of all awards granted to the executive officer under the Company's Executive Retention Plan adopted in 1998 or any similar plan.

     Any health and welfare benefits will be reduced to the extent of the receipt of substantially equivalent coverage by the executive officer from any successor employer. Generally, the benefits will be increased to the extent the Named Executive Officer has to pay taxes associated with "excess parachute payments" under the Internal Revenue Code, such that the net amount received by the executive officer is equal to the total payments he or she would have received had the tax not been incurred. The plan is filed as Exhibit 10.12 to the Company's Quarterly Report on Form 10-Q filed May 12, 2001.

                                   PROPOSAL 2

                        APPROVAL OF THE AMENDMENT TO OUR
                          CERTIFICATE OF INCORPORATION

     Our certificate of incorporation provides that we are authorized to issue two classes of stock, consisting of 225,000,000 shares of common stock and 5,000,000 shares of preferred stock. On July 26, 2001 our Board of Directors declared the advisability of and approved and adopted an amendment to our certificate of incorporation, subject to shareholder approval, to increase the authorized number of shares of common stock to Four Hundred Fifty Million (450,000,000) shares. The proposed amendment to our certificate of incorporation does not change the authorized number of shares of our preferred stock. The Board of Directors recommends that shareholders approve the proposed amendment to our certificate of incorporation. The text of the proposed amendment to our certificate of incorporation is attached to this Proxy Statement as Exhibit A and is incorporated herein by reference.

PURPOSE AND EFFECT OF AMENDMENT

     As of October 2, 2001:

     - we had approximately _____________ shares of common stock issued and outstanding;

     - we had approximately _____________ options to purchase shares of common stock outstanding, and the same number of shares of common stock reserved for issuance;

     - we had approximately _____________ stock units deferred under the Company's Deferred Compensation Plan, and the same number of shares of common stock reserved for issuance;

     - we had a warrant to purchase 90,787 shares of common stock outstanding, and, accordingly we have reserved 90,787 shares of common stock for issuance upon exercise of the warrant;

     - we had approximately _____________ shares of common stock reserved for issuance pursuant to stock based awards not yet granted under our existing benefit plans; and

     - we had approximately 3,971,000 shares of common stock reserved for issuance upon conversion of our Zero Coupon Convertible Debentures due 2018, in the principal amount of $__________.

     In total, as of October 2, 2001, we had _____________ shares outstanding or reserved for issuance.

     The principal purpose of the proposed amendment to our certificate of incorporation is to authorize additional shares of common stock in order to ensure that there is a sufficient number of shares of authorized common stock available to us in the future in the event the Board of Directors determines that it is necessary or appropriate to raise additional capital through the sale of securities, to acquire another company or its business or assets, to establish strategic relationships with business partners, to provide equity incentives to employees, officers or directors or to pursue other matters.

     Increasing the authorized shares does not result in the issuance of shares, and any such issuance would take place only if approved by the Board of Directors or shareholders, if appropriate, at some future time. As of the date of this Proxy Statement, other than as contemplated by our equity incentive plans, our Board of Directors has no agreement, arrangement or intention to issue any of the shares for which approval is sought. If the proposed amendment to our certificate of incorporation is approved by shareholders, our Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law, rules of the New York Stock Exchange or other applicable stock exchange requirements.

     Although the increase in the authorized number of shares of common stock will not, in and of itself, have any immediate effect on the rights of our shareholders, any future issuance of additional shares of common stock could affect our shareholders in a number of respects, including the following:

     - by diluting the voting power of the current holders of our common stock at such time; and

     - by diluting the earnings per share and book value per share of outstanding shares of our common stock at such time.

IMPLEMENTING THE PROPOSED AMENDMENT

     If approved by shareholders at the Meeting, the proposed amendment to our certificate of incorporation will become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware. Although the Board of Directors intends to file the certificate of amendment as soon as practicable after the Meeting, if, in the judgment of the Board of Directors, any circumstances exist that would make consummation of the proposed amendment inadvisable, then, in accordance with Delaware law and notwithstanding approval of the proposed amendment to the certificate of incorporation by shareholders, the Board of Directors may abandon the proposed amendment, either before or after approval and authorization thereof by shareholders, at any time prior to the effectiveness of the filing of the certificate of amendment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 2 TO APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

                                 AUDIT COMMITTEE

     The following is the report of the Audit Committee of the Company with respect to the Company's audited financial statements for the fiscal year ended June 29, 2001. This report shall not be deemed "soliciting material" or to be filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Securities Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee acts pursuant to a written charter that was originally adopted by the Board of Directors on September 6, 1995 and was most recently amended on September 28, 2000. The Audit Committee has reviewed the audited financial statements of the Company for the fiscal year ended June 29, 2001 with management and has discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. The Audit Committee has also received written disclosures and a letter from KPMG LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP the independence of that firm.

     The Audit Committee acts pursuant to the Audit Committee Charter, a copy of which is attached as Exhibit B to this Proxy Statement. Each of the members of the Audit Committee qualifies as an "independent" director under the current listing standards of the New York Stock Exchange.

     Based upon the above materials and discussions, the Audit Committee has recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 29, 2001.

          AUDIT COMMITTEE

          Henry T. DeNero, Chairman
          I.M. Booth
          Kathleen A. Cote
          Thomas E. Pardun

                                   PROPOSAL 3

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     By selection of the Company's Board of Directors, the international accounting firm of KPMG LLP, certified public accountants, has served the Company as its auditors since its incorporation in 1970. The Board of Directors has again selected KPMG LLP to serve as the Company's independent accountants for the fiscal year ending June 28, 2002. Their selection is not required to be submitted for shareholder approval, but the Board of Directors has elected to seek ratification of its selection of the independent accountants by the affirmative vote of a majority of the shares represented and voted at the Meeting. If a majority of the shares represented do not ratify this selection, the Board of Directors will reconsider its selection of KPMG LLP and will either continue to retain this firm or appoint new auditors upon recommendation of the Audit Committee.

     Following are the fees paid by the Company to KPMG LLP for the fiscal year ended June 29, 2001:

     AUDIT FEES. Fees of $423,000 were billed for professional services rendered to the Company and its subsidiaries for the audit of the Company's financial statements for fiscal 2001 and review of the financial statements included in the Company's Forms 10-Q for fiscal 2001.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. No services were rendered by KMPG LLP to the Company or its subsidiaries in connection with financial information systems design and implementation, and as a result no fees were billed with respect to such matters.

     ALL OTHER FEES. Fees of $501,000 were billed for other services rendered by KPMG LLP to the Company and its subsidiaries, including tax services, services related to mergers and acquisitions, and services related to public securities offerings.

     The Audit Committee considered the provision of the services listed above by KPMG LLP and determined that the provision of such services was compatible with maintaining the independence of KPMG LLP.

     One or more representatives of KPMG LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 3 TO RATIFY THE SELECTION OF KPMG LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 28, 2002.

                         SHAREHOLDER PROPOSALS FOR 2002

     Shareholder proposals which are intended to be presented by shareholders at the Company's 2002 Annual Meeting of Shareholders must be received by the Secretary of the Company at the Company's principal executive offices no later than Tuesday, June 18, 2002, in order to be considered for inclusion in the proxy statement and form of proxy/voting instruction card relating to that meeting pursuant to Rule 14a-8 under the Securities Exchange Act. If a shareholder submits a proposal outside the process of Rule 14a-8 under the Exchange Act, under the Company's Bylaws, for the proposal to be timely such shareholder must give written notice of such proposal or the nomination of a director to the Secretary of the Company not less than 60 days nor more than 120 days prior to scheduled Annual Meeting of Shareholders. Shareholder proposals or nominations for director that do not meet the requirements of Rule 14a-8 under the Exchange Act or the notice requirements of the Company's Bylaws will not be acted upon at the 2002 Annual Meeting. Pursuant to Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority at the 2002 Annual Meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to include in the Company's proxy statement pursuant to Rule 14a-8, provided that the Company satisfies the requirements of Rule 14a-4(c)).

                                  OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournments and postponements thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment.

                                 ANNUAL REPORTS

     The Company's 2001 Annual Report on Form 10-K has been mailed to shareholders and posted on the Internet at www.westerndigital.com concurrently with the mailing of this Proxy Statement, but such report is not incorporated herein and shall not be deemed to be a part of this proxy solicitation material.


            DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

     In accordance with new rules promulgated by the SEC, only one Proxy Statement is being delivered to multiple shareholders that share the same address unless the Company has received contrary instructions from any shareholders sharing a particular address. Upon oral or written request the Company will deliver promptly a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of this Proxy Statement was delivered. If you are a shareholder at a shared address to which a single copy of this Proxy Statement was delivered and you desire to receive a separate copy of this Proxy Statement, or if you desire to notify the Company that you wish to receive a separate proxy statement in the future, or if you are a shareholder at a shared address to which multiple copies of this Proxy Statement was delivered and you desire to receive one copy in the future, you may notify the Company of your desire via telephone at (800) 937-5449 or by mail at American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10009.

                     VOTING VIA THE INTERNET OR BY TELEPHONE

     Shareholders may submit proxies by mail, telephone or the Internet. Your telephone or Internet proxy authorizes the proxies named on the enclosed proxy card to vote your shares to the same extent as if you marked, signed dated and returned the enclosed proxy card. Shareholders may submit proxies telephonically by calling 1 (800) 690-6903 (within the U.S. and Canada only, toll-free), then entering their 12-digit Control Number located on the proxy card and following the simple recorded instructions. Shareholders may submit a proxy via the Internet by going to the Web site (www.proxyvote.com), then entering their 12-digit Control Number and following the simple instructions. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. Proxies submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Standard Time on November 28, 2001. If you submit your proxy by telephone or Internet there is no need to return the enclosed proxy card. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Meeting. The Company's general counsel has advised the Company that the Internet voting procedures that have been made available by the Company for its shareholders are consistent with the requirements of applicable law.

                            EXPENSES OF SOLICITATION

     The cost of preparing, assembling and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement and form of proxy/voting instruction card, the cost of making such materials available on the Internet and the cost of soliciting proxies will be paid by the Company. Proxies may be solicited in person or by telephone, facsimile or other means of communication by certain of the directors, officers, and regular employees of the Company who will not receive any additional compensation for such solicitation. The Company will reimburse brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.


Lake Forest, California
October 16, 2001


SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND DATE, SIGN AND RETURN THE ENCLOSED PROXY/VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                                                       EXHIBIT A

                          WESTERN DIGITAL CORPORATION
                   AMENDMENT TO CERTIFICATE OF INCORPORATION


                                   ARTICLE IV
                            AUTHORIZED CAPITAL STOCK

     This corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which this corporation shall have authority to issue is Four Hundred Fifty-Five Million (455,000,000); the total number of shares of Preferred Stock shall be Five Million (5,000,000) and each such share shall have a par value of one cent ($0.01); and the total number of shares of Common Stock shall be Four Hundred Fifty Million (450,000,000) and each such share shall have a par value of one cent ($0.01).

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

                                                                       EXHIBIT B

                           WESTERN DIGITAL CORPORATION
                                 AUDIT COMMITTEE
                                     CHARTER

Organization

The Audit Committee shall be composed of at least three "independent" directors, determined by the Board pursuant to the New York Stock Exchange definition of independence. Members will be appointed annually by the Board, which will also designate the Chairman of the Committee.

Each member of the Committee shall be financially literate and at least one member shall have accounting or related financial management expertise, both as provided in the Board's judgment. Each member of the Committee should have a basic understanding of finance and accounting.

The Committee shall hold regular meetings at least four times a year, and may hold such special meetings as it deems appropriate. The Chief Financial Officer shall prepare an agenda for each meeting, which must be approved in advance by the Chairman of the Committee.

At each regular meeting, the Committee shall meet with the Chief Financial Officer and the independent accountants, who will be asked to discuss as a group, and then separately, current matters relevant to the charter of the Committee.

The Corporate Secretary or his delegate shall keep minutes of all meetings.

The Committee shall report to the Board after each regular meeting, and at such other times as circumstances warrant.

Responsibilities and Duties

The Committee's responsibilities shall be to oversee and review the Company's financial reporting and accounting practices and to consult with the Company's independent accountants, internal auditors, and management with respect thereto. In furtherance of the foregoing, the Committee shall:

(a) Review, prior to filing with the SEC or public distribution, the Company's annual financial statements, including discussing with management and independent accountants any significant issues or significant changes to the Company's accounting principles and the independent accountants' evaluation as to the quality of the Company's accounting principles;

(b) Review with the independent accountants the scope, procedures and timing of the current annual audit, including the fees therefor, and the results of the prior year's annual audit examination and any accompanying management letters;

(c) Review the adequacy and effectiveness of the Company's system of internal accounting controls, and consult with the independent accountants concerning their evaluations of any weaknesses in such controls and recommendations for improvements thereto and the status of their prior recommendations with respect to any material weaknesses;

(d) Review the scope of any other auditing services to be performed by the independent accountants;

(e) Review the independence and performance of the independent accountants and review and discuss with the independent accountants all significant relationships they have with the Company that could impair the accountants' independence;

(f) Recommend to the Board the retention or replacement of the independent accountants, which firm shall be ultimately accountable to the Board of Directors through the Committee;

(g) Review periodically the adequacy of the Company's accounting and financial personnel resources;

(h)  Review the adequacy of this Charter on an annual basis;

(i) Review, or designate the Chairman of the Committee to review, with management and the independent accountants the results of any significant matters identified as a result of the independent accountants' interim review procedures prior to the filing of each Form 10-Q or as soon thereafter as possible;

(j) Review material pending legal proceedings involving the Company and other material contingent liabilities; and

(k) Review and consider any other matters relative to the audit of the Company's accounts and the preparation of its financial statements and reports that the Committee, in its discretion, deems appropriate.

The Committee may rely on the findings and opinions of the independent accountants and management with respect to the above and any other matters relating to the preparation, completeness, and accuracy of the financial statements.

The Committee may also, from time to time or as directed by the Board, direct and review special investigations, receive periodic reports on legal and tax matters, review the Company's legal compliance policies and practices, including its Global Code of Conduct, and report to the Board as appropriate concerning these reviews, investigations, and reports.

The independent accountants, the Chief Financial Officer, and the Chief Legal Officer shall have free access to the Audit Committee without first clearing with management.

                                Preliminary Copy

                           WESTERN DIGITAL CORPORATION
                             20511 Lake Forest Drive
                              Lake Forest, CA 92618

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby, revoking any proxy previously given, appoints Matthew E. Massengill and Michael A. Cornelius, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote as designated on the other side all of the shares of common stock of Western Digital Corporation held of record by the undersigned on October 2, 2001, at the Annual Meeting of Shareholders to be held on November 29, 2001, and at any postponements or adjournments thereof. The proposals of the Company referred to on the other side are described in the Proxy Statement, dated as of October 16, 2001, which is being delivered herewith in connection with the Annual Meeting.

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

                                        (IMPORTANT -- PLEASE SIGN ON OTHER SIDE)

                                Preliminary Copy

[WESTERN DIGITAL LOGO]

PROXY SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735


Please sign your name exactly as it appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY/VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE YOUR SHARES BY TELEPHONE OR INTERNET, DO NOT RETURN THE PROXY.

VOTE BY PHONE 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy/voting instruction card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET -- WWW.PROXYVOTE.COM
Use the Internet to transmit your voting instructions. Have your proxy/voting instruction card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to vote your proxy.

VOTE BY MAIL
Mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return to Western Digital Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.



                                                           WESDIG                                KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
TO VOTE, MARK BLOCKS BELOW IN                                                                    DETACH AND RETURN THIS PORTION ONLY
BLUE OR BLACK INK AS FOLLOWS: [X]

     THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.
================================================================================

WESTERN DIGITAL CORPORATION

The Board of Directors recommends a vote FOR the following proposals:

1.  ELECTION OF DIRECTORS:

To withhold authority to vote for a nominee, mark, "For All Except" and write the number of the nominee(s) for which a vote is to be withheld on the line below.

--------------------------------------------------------------------------------

                                                       For    Withhold   For All
                                                       All      All       Except

01) THOMAS E. PARDUN          04) I.M. BOOTH           [ ]      [ ]        [ ]
02) MATTHEW E. MASSENGILL     05) KATHLEEN A. COTE
03) PETER D. BEHRENDT         06) HENRY T. DeNERO                        _______
                              07) ROGER H. MOORE

VOTE ON PROPOSALS                                                                   FOR   AGAINST   ABSTAIN

2.   To approve the amendment of the Company's Certificate of Incorporation to      [ ]     [ ]       [ ]
     increase the number of shares of common stock authorized for issuance thereunder from 225,000,000 to 450,000,000;

3.   To ratify the selection of KPMG LLP as independent accountants for the         [ ]     [ ]       [ ]
     Company for the fiscal year ended June 28, 2002; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

__________________________________     ________________     __________________________________    __________________
Signature                              Date                 Signature (Joint Owners)              Date

================================================================================